Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FOURTH QUARTER 2013 NET INCOME OF $130 MILLION ($0.65 PER DILUTED SHARE); INCLUDES PREVIOUSLY ANNOUNCED $45 MILLION TAX AGREEMENT SETTLEMENT CHARGE

FULL YEAR NET INCOME OF $676 MILLION ($3.35 PER DILUTED SHARE)

Fourth Quarter Financial Highlights

▪	Grew Commercial Assets – Increased 8% from a year ago; ninth consecutive quarter of sequential growth;
▪	Continued Growth at CIT Bank – Assets surpassed $16 billion; deposits exceeded $12 billion;
▪	Accelerated Capital Return - Repurchased approximately 3 million of additional common shares;
▪	Credit Metrics Remain at Cyclical Lows – Non-Accrual loans further declined;
▪	Capital Ratios Remain Strong – Tier 1 Capital Ratio of 16.7% and Total Capital Ratio of 17.4%.

NEW YORK – January 28, 2014 – CIT Group Inc. (NYSE: CIT), a leading provider of financing and advisory services to small businesses and middle market companies, today reported net income of $130 million, $0.65 per diluted share, for the fourth quarter of 2013, compared to net income of $207 million, $1.03 per diluted share, for the fourth quarter of 2012. Net income for the year ended December 31, 2013 was $676 million, $3.35 per diluted share, compared to a net loss of $592 million, $2.95 per diluted share, which included $1.5 billion of debt redemption charges1, for the year ended December 31, 2012.

“In 2013 we returned CIT to profitability, grew CIT Bank and our commercial assets, while rationalizing our global platforms and returning capital to shareholders,” said John Thain, Chairman and Chief Executive Officer. “We remain focused on enhancing the value of our franchise as we put our knowledge to work to meet the lending, leasing and advisory needs of our small business, middle market and transportation clients.”

1 Debt redemption charges include accelerated fresh start accounting discount accretion, accelerated original issue discount and loss on debt extinguishments. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

2

Summary of Fourth Quarter Financial Results

Fourth quarter results reflect growth in earning assets, aided by higher levels of new business activity, and continued strong credit metrics. There were also a number of items that in aggregate reduced net income, the largest of which was the Tyco Tax Agreement settlement for which we recorded a $45 million charge in the quarter. In addition, the decline in net income from the year-ago quarter largely reflected lower interest income and net FSA accretion, which were partially offset by lower debt redemption charges.

Total assets at December 31, 2013 were $47.1 billion, up $0.9 billion from September 30, 2013, and $3.1 billion from December 31, 2012. Commercial financing and leasing assets increased to $32.7 billion, up $0.6 billion from September 30, 2013 and $2.5 billion from December 31, 2012. Total loans of $18.6 billion decreased $3.2 billion sequentially and $2.2 billion from a year ago, reflecting the transfer of the $3.4 billion student loan portfolio into assets held for sale during the current quarter. Operating lease equipment increased $0.5 billion from September 30, 2013 and $0.6 billion from a year ago to $13.0 billion, reflecting the addition of aircraft and railcars. Cash and investment securities increased to $8.8 billion from $8.5 billion at September 30, 2013 and $7.9 billion at December 31, 2012.

Net finance revenue2 was $337 million compared to $312 million in the year-ago quarter, which included approximately $83 million of debt redemption costs, and $357 million in the prior quarter. Average earning assets were $34.2 billion in the fourth quarter, up from $32.3 billion in the year-ago quarter and $33.9 billion in the prior quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was 3.95% in the fourth quarter, improved from 3.86% in the year-ago quarter and down from 4.22% in the prior quarter. Excluding the impact of debt redemptions3, net finance margin was 4.00% in the current quarter, down from 4.88% in the year-ago quarter and 4.22% in the prior quarter, primarily reflecting the sale of higher-yielding Vendor Finance assets and a decline in operating lease margin and net FSA accretion.

Other income of $128 million declined from $172 million in the year-ago quarter, primarily due to lower counterparty receivable accretion, and increased $23 million sequentially. Other income benefited from several items, including a $29 million gain on the sale of the remaining Dell Europe portfolio, a $19 million gain on a workout-related claim, a $17 million gain on the sale of a leveraged lease (on which there was also a $13 million expense in the tax provision), which were partially offset by $22 million of impairment charges on assets held for sale related to our international platform rationalization efforts.

2 Net finance revenue and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

3 Debt redemption impacts include accelerated FSA net discount accretion and accelerated original issue discount. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

3

Operating expenses were $288 million, up from $232 million in both the year-ago and prior quarters. Excluding restructuring charges4, operating expenses were $269 million in the current period, up $49 million from the year-ago quarter and $40 million from the prior quarter. The current period includes a $45 million charge related to the Tyco Tax Agreement settlement and a benefit from the recovery of legal expenses. Headcount at December 31, 2013 was approximately 3,240 down from 3,560 a year ago and 3,380 at September 30, 2013.

The provision for income taxes in the fourth quarter was $31 million, down from $44 million in the year-ago quarter and up from $14 million in the prior quarter. The current quarter includes a $13 million expense related to the sale of a leveraged lease. In addition to the impact of discrete items, which increased the provision by $12 million in the year-ago quarter and decreased it by $4 million in the prior quarter, the tax provision reflects the recognition of tax expense on international earnings and state tax expense in the U.S.

Credit and Allowance for Loan Losses

Credit metrics remained at cyclical lows. Net charge-offs were $15 million, or 0.27% of average finance receivables, versus $17 million (0.34%) in the year-ago quarter and $27 million (0.50%) in the prior quarter. Net charge-offs in the commercial segments were 0.32% of average finance receivables, improved from 0.41% in the year-ago quarter and 0.59% in the prior quarter. Charge-offs this quarter included $5 million related to transfers of loans to assets held for sale, while the prior quarter included $12 million of such charge-offs.

Net charge-offs do not reflect recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale. Recoveries on these loans are recorded in other income and totaled $5 million, $17 million and $6 million for the current quarter, the year-ago quarter and the prior quarter, respectively.

Non-accrual loans declined to $241 million, or 1.29% of finance receivables, at December 31, 2013 from $332 million (1.59%) at December 31, 2012 and $258 million (1.18%) at September 30, 2013. Finance receivables in the current quarter include only the commercial segments whereas finance receivables in the year-ago quarter and prior quarter include the student loan portfolio that was moved to assets held for sale at the end of 2013. Non-accrual loans as a percentage of finance receivables in the commercial segments improved from 1.93% at December 31, 2012 and 1.41% at September 30, 2013, primarily driven by Corporate Finance.

The provision for credit losses was $14 million in the current quarter, up from $0.1 million in the year-ago quarter and down from $16 million in the prior quarter. The allowance for loan losses at December 31, 2013 was $356 million, or 1.91% of total finance receivables, compared to $379 million

4 Operating expenses excluding restructuring costs is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

4

(1.82%) at December 31, 2012 and $356 million (1.63%) at September 30, 2013 (both comparable periods include U.S. government guaranteed student loans that had no related reserves). As a percentage of the commercial portfolio, the allowance for loan losses was 2.21% at December 31, 2012 and 1.94% at September 30, 2013. The trends in the allowance for loan losses are consistent with the reduction in non-accrual loans, offset by growth in the portfolio, the net effect of which was minimal in the current quarter. Specific reserves were $30 million at December 31, 2013, compared to $45 million at December 31, 2012 and $34 million at September 30, 2013.

Capital and Funding

Preliminary Tier 1 and Total Capital ratios at December 31, 2013 were 16.7% and 17.4%, respectively, unchanged from September 30, 2013 and up from 16.2% and 17.0% at December 31, 2012. Preliminary risk-weighted assets totaled $50.6 billion at December 31, 2013, up slightly from September 30, 2013 and up from $48.6 billion at December 31, 2012, primarily reflecting growth in financing and leasing assets. Book value per share grew to $44.78 at December 31, 2013 from $44.16 at September 30, 2013 and $41.49 at December 31, 2012. Tangible book value per share5 at December 31, 2013 was $42.98, improved from $42.36 at September 30, 2013 and $39.61 at December 31, 2012.

Cash and short-term investment securities totaled $7.6 billion at December 31, 2013, and was comprised of $6.1 billion of cash and $1.5 billion of short-term investments, compared to $7.4 billion at September 30, 2013 and $7.6 billion at December 31, 2012. Cash and short-term investment securities at December 31, 2013 consisted of $3.4 billion related to the bank holding company and $2.5 billion at CIT Bank, with the remainder comprised of cash at operating subsidiaries and restricted balances. We had approximately $1.9 billion of unused and committed liquidity under our $2 billion Revolving Credit Facility at December 31, 2013.

Deposits grew approximately $0.7 billion during the quarter to $12.5 billion, consistent with asset growth and the overall liquidity position of CIT Bank. At December 31, 2013, deposits represented approximately 36% of our funding, with secured and unsecured borrowings comprising 27% and 37% of the funding mix, respectively. The weighted average coupon rate on outstanding deposits and long-term borrowings was 3.07% at December 31, 2013, improved from 3.09% at September 30, 2013 and 3.18% at December 31, 2012.

During the quarter, CIT Bank closed a $750 million securitization that had a weighted average coupon of 1.02% and is secured by a pool of U.S. Vendor Finance equipment receivables. In January 2014, CIT renewed its Revolving Credit Facility, reducing the commitment to $1.5 billion and extending the maturity from August 2015 to January 2017.

5 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 16 for reconciliation of non-GAAP to GAAP financial information.

5

On May 30, 2013, our Board of Directors approved the repurchase of up to $200 million of common stock through December 31, 2013. During the fourth quarter we repurchased over 2.9 million shares at an average price of $48.60, bringing the total shares repurchased under the 2013 authorization to slightly over 4 million shares, or approximately $193 million. On January 21, 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on February 28, 2014, and authorized the repurchase of up to $307 million of common stock through December 31, 2014, which includes the amount remaining from the 2013 authorization.

Segment Highlights

Certain comparisons in the segment discussions below are impacted by accelerated FSA net discount/(premium) on debt extinguishments, original issue discount accretion and loss on debt extinguishments. See details on the table on page 16.

Corporate Finance

Pre-tax earnings for the quarter were $81 million, down from $105 million in the year-ago quarter. While both quarters benefited from a number of items, the decrease from the year-ago quarter primarily reflects lower net FSA accretion. Pre-tax earnings for the quarter improved from $37 million in the prior quarter, primarily as a result of a gain on sale of a leveraged lease and a benefit from a workout-related claim.

Financing and leasing assets grew to nearly $10 billion, up $0.2 billion from September 30, 2013, with solid new business volumes being partially offset by prepayment activity, and up $1.7 billion from December 31, 2012, which also reflected a portfolio purchased during the first quarter of 2013. Funded loan volume, which included a balanced mix of asset-secured and cash flow loans, totaled $1.3 billion, down from $1.5 billion in the year-ago quarter, and up from $1.1 billion in the prior quarter.

Credit metrics remained at cyclical lows. Non-accrual loans declined to $127 million (1.34% of finance receivables) from $212 million (2.59%) a year ago and $155 million (1.68%) at September 30, 2013. There were net recoveries of $5 million (0.23% of average finance receivables), compared to net charge-offs of $14 million (0.72%) in the year-ago quarter and $9 million (0.39%) in the prior quarter.

Transportation Finance

Pre-tax earnings for the quarter were $133 million, down from $169 million in the year-ago quarter reflecting higher interest and depreciation expense, and from $161 million in the prior quarter as our portfolio management activities in commercial air resulted in lower non-spread revenue. Utilization remained strong with all but one commercial aircraft and over 98% of rail equipment on lease or under a commitment to lease at period-end.

Financing and leasing assets totaled $15.1 billion at December 31, 2013, up $0.8 billion sequentially reflecting growth in all business units and $0.9 billion from a year ago. During the quarter

6

we took delivery of 11 new aircraft and approximately 1,800 railcars and funded over $0.4 billion of loans. At the end of December 2013 we signed an agreement to purchase a European railcar leasing company with approximately 9,500 railcars that is expected to close during the first quarter of 2014.

All aircraft and railcars scheduled for delivery in the next twelve months have lease commitments. A higher than usual number of aircraft will be subject to lease renewals in 2014, which could put pressure on the operating lease margin.

Trade Finance

Pre-tax earnings for the quarter were $16 million, compared to $21 million in the year-ago quarter, and $17 million in the prior quarter. Factoring volume was $6.8 billion, down slightly from the year-ago quarter and up 3% sequentially, reflecting seasonality. Factoring commissions of $31 million were down modestly from the year-ago period and from the prior quarter.

Credit metrics remained favorable. Non-accrual balances of $4 million declined from $6 million a year ago and from $7 million at September 30, 2013. There was a modest net recovery in the current quarter and in each of the year-ago and prior quarters.

Vendor Finance

Pre-tax earnings for the quarter were $5 million and continued to be impacted by our international platform rationalization efforts, compared to $47 million in the year-ago period and $8 million in the prior quarter. The decline from the year-ago quarter reflects lower net finance income, higher credit costs and lower net FSA accretion, which more than offset lower operating expenses in the current quarter. The decline from the prior quarter reflects lower net rental income due to the sale of the Dell Europe portfolio and higher credit costs, partially offset by higher other income and lower expenses. Pre-tax income for the quarter included a $29 million gain on the sale of the remaining Dell Europe portfolio, that was partially offset by $22 million in impairments on assets held for sale related to our international platform rationalization efforts. The year-ago and sequential quarter comparisons also reflected the impact of the Dell Europe sales on net finance revenue, as those assets had high yields. In aggregate, results continue to be negatively impacted by our International platforms while the U.S. business continues to be profitable and grow.

Financing and leasing assets declined modestly from September 30, 2013 to $5.3 billion and were down 2% from a year ago, reflecting nearly $400 million of assets sold this quarter, primarily related to the Dell Europe portfolio and, to a lesser extent, continued progress on our international platform rationalizations. Assets held for sale decreased to $438 million as reductions from portfolio sales were partially offset by the addition of other international assets. We funded $711 million of new business volume in the quarter, a decrease of 18% from the year-ago quarter and down 7% from the prior quarter reflecting the wind down of certain international platforms.

7

Credit metrics were also impacted by the platform rationalization efforts. Net charge-offs were $21 million and included $4 million of charge-offs related to loans transferred to assets held for sale, and lower recoveries, while net charge-offs of $19 million in the prior quarter included $7 million of charge-offs related to loans transferred to assets held for sale. Non-accrual loans were $96 million (2.02% of finance receivables) at quarter-end, compared to $96 million (1.98%) at September 30, 2013 and up from $72 million (1.49%) a year ago.

Consumer

Pre-tax income for the quarter was $8 million, improved from a pre-tax loss of $51 million in the year-ago quarter, which included debt redemption charges partially offset by gains on loan sales, and pre-tax earnings of $5 million in the prior quarter. At December 31, 2013, the student loan portfolio totaled approximately $3.4 billion, all of which was transferred to assets held for sale in the quarter.

Corporate and Other

Corporate and Other includes certain items that are not allocated to the operating segments, such as unallocated interest expense primarily related to corporate liquidity costs, restructuring charges, and the Tyco Tax Agreement settlement charge, which was $45 million this quarter. Operating expenses included restructuring charges of $18 million in the current quarter, compared to $12 million in the year-ago quarter and $3 million in the prior quarter.

CIT Bank

Total assets were $16.1 billion at December 31, 2013, up $1.5 billion from September 30, 2013 and up $3.9 billion from a year ago. CIT Bank funded $2.1 billion of new business volume, which represented essentially all of the U.S. volume for Corporate Finance, Transportation Finance and Vendor Finance. Funded volumes were up 6% from the year-ago quarter and up 30% sequentially. Commercial loans totaled $12.0 billion, up from $10.9 billion at September 30, 2013 and $8.0 billion at December 31, 2012. Operating lease equipment of $1.3 billion, primarily railcars, increased from $1.1 billion at September 30, 2013 and $0.7 billion at December 31, 2012. Cash totaled $2.5 billion at December 31, 2013, unchanged from September 30, 2013, and down from $3.4 billion at December 31, 2012. Preliminary Total Capital and Tier 1 Leverage ratios were 18.1% and 17.0%, respectively, at December 31, 2013.

Total deposits at quarter-end were $12.5 billion, up from $11.8 billion at September 30, 2013 and $9.6 billion at December 31, 2012. The weighted average rate on outstanding deposits was 1.55% at December 31, 2013.

8

Full Year 2013 Results

CIT’s 2013 results reflect progress on our strategic priorities, which included prudently growing our commercial businesses, continuing to achieve our profitability targets, expanding the role of CIT Bank both in asset origination and funding capabilities and beginning to return capital to shareholders.

Net income for the year was $676 million, $3.35 per diluted share, compared to a net loss of $592 million, $2.95 per share in 2012. Pre-tax income for the year was $774 million, compared to a pre-tax loss of $455 million in 2012. The net loss in 2012 included $1.5 billion of debt redemption charges whereas the current year included $31 million.

Net charge-offs of $81 million increased modestly from $74 million in 2012, and included approximately $40 million of charge-offs related to the transfer of loans into held for sale. Net charge-offs in the commercial segments were 0.44%, down slightly from 0.46% in 2012. The provision for credit losses was $65 million, up from $52 million in 2012.

9

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, January 28, 2014, at 8:00 a.m. (EST). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “4812258” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EST) on February 11, 2014, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10038501”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its Internet bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, the risk that CIT is delayed in implementing its branch strategy, and the risk that CIT becomes subject to liquidity constraints and higher funding costs. Further, there is a risk that the valuations resulting from our fresh start accounting analysis, which are inherently uncertain, will differ significantly from the actual values realized, due to the complexity of the valuation process, the degree of judgment required, and changes in market conditions and economic environment. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, and adjusted net finance revenue are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs is a non-GAAP measurement used by management to compare period over period expenses. Pre-tax income excluding debt redemption charges is a non-GAAP measurement used by management to compare period over period operating results. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.
###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Barbara Callahan
Director of Corporate Communications	Senior Vice President
(973) 740-5390 / Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 / Matt.Klein@cit.com	(973) 740-5058 / Barbara.Callahan@cit.com

10

CIT GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions, except per share data)

	Quarters Ended			Years Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012

Interest income
Interest and fees on loans	$329.4	$330.6	$348.5	$1,353.9	$1,536.8
Interest and dividends on interest bearing deposits and investments	8.6	6.8	8.5	28.9	32.3
Total interest income	338.0	337.4	357.0	1,382.8	1,569.1
Interest expense
Interest on long-term borrowings	(238.2)	(233.8)	(324.1)	(958.2)	(2,744.9)
Interest on deposits	(48.5)	(44.2)	(42.5)	(179.8)	(152.5)
Total interest expense	(286.7)	(278.0)	(366.6)	(1,138.0)	(2,897.4)
Net interest revenue	51.3	59.4	(9.6)	244.8	(1,328.3)
Provision for credit losses	(14.4)	(16.4)	(0.1)	(64.9)	(51.6)
Net interest revenue, after credit provision	36.9	43.0	(9.7)	179.9	(1,379.9)
Non-interest income
Rental income on operating leases	431.9	441.1	452.0	1,770.3	1,784.6
Other income	127.9	104.8	171.7	382.1	653.1
Total non-interest income	559.8	545.9	623.7	2,152.4	2,437.7
Other expenses
Depreciation on operating lease equipment	(145.9)	(143.0)	(130.3)	(573.5)	(533.2)
Operating expenses	(287.5)	(232.2)	(231.9)	(984.7)	(918.2)
Loss on debt extinguishments	—	—	—	—	(61.2)
Total other expenses	(433.4)	(375.2)	(362.2)	(1,558.2)	(1,512.6)
Income (loss) before provision for income taxes	163.3	213.7	251.8	774.1	(454.8)
Provision for income taxes	(31.2)	(13.9)	(44.2)	(92.5)	(133.8)
Net income (loss) before attribution of noncontrolling interests	132.1	199.8	207.6	681.6	(588.6)
Net income attributable to noncontrolling interests, after tax	(2.2)	(0.2)	(0.8)	(5.9)	(3.7)
Net income (loss)	$129.9	$199.6	$206.8	$675.7	$(592.3)

Basic income (loss) per common share	$0.65	$0.99	$1.03	$3.37	$(2.95)
Diluted income (loss) per common share	$0.65	$0.99	$1.03	$3.35	$(2.95)
Average number of common shares - basic (thousands)	198,774	200,811	200,916	200,503	200,887
Average number of common shares - diluted (thousands)	200,394	202,329	201,142	201,695	200,887

11

CIT GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(dollars in millions, except per share data)

	December 31,	September 30,	December 31,
	2013*	2013	2012

Assets
Total cash and deposits	$6,139.2	$5,974.3	$6,821.3
Investment securities	2,630.7	2,498.9	1,065.5
Trading assets at fair value - derivatives	37.4	17.5	8.4
Assets held for sale	4,377.9	1,122.2	646.4

Loans	18,629.2	21,822.7	20,847.6
Allowance for loan losses	(356.1)	(356.1)	(379.3)
Loans, net of allowance for loan losses	18,273.1	21,466.6	20,468.3

Operating lease equipment, net	13,035.4	12,577.1	12,411.7
Goodwill	334.6	338.3	345.9
Intangible assets, net	20.3	22.4	31.9
Unsecured counterparty receivable	584.1	626.2	649.1
Other assets	1,706.3	1,580.5	1,563.5
Total assets	$47,139.0	$46,224.0	$44,012.0

Liabilities
Deposits	$12,526.5	$11,806.1	$9,684.5
Trading liabilities at fair value - derivatives	86.9	77.5	81.9
Credit balances of factoring clients	1,336.1	1,278.4	1,256.5
Other liabilities	2,589.5	2,818.1	2,687.8
Long-term borrowings
Unsecured borrowings	12,531.6	12,531.5	11,824.0
Secured borrowings	9,218.4	8,858.7	10,137.8
Total long-term borrowings	21,750.0	21,390.2	21,961.8
Total liabilities	38,289.0	37,370.3	35,672.5
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,555.4	8,543.1	8,501.8
Retained earnings (accumulated deficit)	581.0	471.2	(74.6)
Accumulated other comprehensive loss	(73.6)	(88.0)	(77.7)
Treasury stock, at cost	(226.0)	(83.3)	(16.7)
Total common stockholders' equity	8,838.8	8,845.0	8,334.8
Noncontrolling interests	11.2	8.7	4.7
Total equity	8,850.0	8,853.7	8,339.5
Total liabilities and equity	$47,139.0	$46,224.0	$44,012.0

Book Value Per Common Share
Book value per common share	$44.78	$44.16	$41.49
Tangible book value per common share	$42.98	$42.36	$39.61
Outstanding common shares (in thousands)	197,404	200,302	200,869

* Preliminary

12

CIT GROUP INC. AND SUBSIDIARIES

(dollars in millions)

	Quarters Ended
INCOME STATEMENT ITEMS	December 31,	September 30,	December 31,	Years Ended December 31,
	2013	2013	2012	2013	2012
Other Income
Factoring commissions	$31.0	$32.3	$32.2	$122.3	$126.5
Gains on sales of leasing equipment	43.7	30.7	40.5	130.5	117.6
Fee revenues	28.4	25.3	22.7	101.5	86.1
Gains (losses) on loan and portfolio sales	24.3	23.5	19.8	48.6	192.3
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	5.1	6.3	17.4	21.9	55.0
Counterparty receivable accretion	3.2	1.0	43.6	9.3	96.1
Gain on investments	3.6	1.0	11.9	8.2	40.2
Gains (losses) on derivatives and foreign currency exchange	(1.7)	0.9	(0.7)	1.0	(5.7)
Impairment on assets held for sale	(34.7)	(44.6)	(37.4)	(124.0)	(115.6)
Other revenues	25.0	28.4	21.7	62.8	60.6
Total other income	$127.9	$104.8	$171.7	$382.1	$653.1

Operating Expenses
Compensation and benefits	$130.0	$133.2	$129.9	$536.1	$538.7
Technology	21.1	22.3	25.6	83.3	81.6
Professional fees	19.2	19.5	13.4	69.6	64.8
Provision for severance and facilities exiting activities	18.5	3.2	11.7	36.9	22.7
Net occupancy expense	8.3	9.0	8.1	35.3	36.2
Advertising and marketing	7.5	3.7	9.2	25.2	36.5
Other expenses*	82.9	41.3	34.0	198.3	137.7
Operating expenses	$287.5	$232.2	$231.9	$984.7	$918.2
*The quarter ended December 31, 2013 included $45 million related to the Tyco tax agreement settlement charge.

AVERAGE BALANCES AND RATES
	Quarters Ended
	December 31, 2013		September 30, 2013		December 31, 2012
Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Interest bearing deposits	$5,241.0	0.4%	$4,612.3	0.3%	$5,831.2	0.4%
Investments	2,338.8	0.6%	2,041.3	0.5%	1,063.0	0.9%
Loans (including held for sale)	22,720.9	6.2%	22,619.1	6.2%	21,098.6	7.0%
Total interest earning assets	30,300.7	4.7%	29,272.7	4.8%	27,992.8	5.3%
Operating lease equipment, net (including held for sale)	12,918.9	8.9%	12,653.0	9.4%	12,619.4	10.2%
Other	3,406.5		3,556.2		3,030.2
Total average assets	$46,626.1		$45,481.9		$43,642.4
Liabilities
Deposits	$12,148.5	1.6%	$11,501.4	1.5%	$9,270.1	1.8%
Long-term borrowings	21,558.2	4.4%	21,214.0	4.4%	22,193.1	5.8%
Total interest-bearing liabilities	33,706.7	3.4%	32,715.4	3.4%	31,463.2	4.7%
Credit balances of factoring clients	1,346.5		1,264.8		1,261.9
Other liabilities and equity	11,572.9		11,501.7		10,917.3
Total average liabilities and equity	$46,626.1		$45,481.9		$43,642.4

	Years Ended
Assets	December 31, 2013		December 31, 2012
Interest bearing deposits	$5,108.8	0.3%	$6,075.7	0.4%
Investments	1,886.0	0.7%	1,320.9	0.8%
Loans (including held for sale)	22,268.8	6.4%	21,219.8	7.7%
Total interest earning assets	29,263.6	4.9%	28,616.4	5.7%
Operating lease equipment, net (including held for sale)	12,756.1	9.4%	12,438.0	10.1%
Other	3,281.5		3,237.9
Total average assets	$45,301.2		$44,292.3
Liabilities
Deposits	$11,212.1	1.6%	$7,707.9	2.0%
Long-term borrowings	21,506.4	4.5%	24,235.5	11.3%
Total interest-bearing liabilities	32,718.5	3.5%	31,943.4	9.1%
Credit balances of factoring clients	1,258.6		1,194.4
Other liabilities and equity	11,324.1		11,154.5
Total average liabilities and equity	$45,301.2		$44,292.3

13

CIT GROUP INC. AND SUBSIDIARIES

(dollars in millions)

	December 31, 2013	September 30, 2013	December 31, 2012
FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$9,465.9	$9,240.8	$8,175.9
Operating lease equipment, net	79.1	70.6	23.9
Assets held for sale	413.7	490.3	56.8
Financing and leasing assets	9,958.7	9,801.7	8,256.6
Transportation Finance
Loans	2,181.3	1,973.6	1,853.2
Operating lease equipment, net	12,771.8	12,296.4	12,173.6
Assets held for sale	152.0	77.2	173.6
Financing and leasing assets	15,105.1	14,347.2	14,200.4
Trade Finance
Loans - factoring receivables	2,262.4	2,295.8	2,305.3
Vendor Finance
Loans	4,719.6	4,860.8	4,818.7
Operating lease equipment, net	184.5	210.1	214.2
Assets held for sale	437.7	554.7	414.5
Financing and leasing assets	5,341.8	5,625.6	5,447.4
Total commercial financing and leasing assets	32,668.0	32,070.3	30,209.7
Consumer
Loans - student lending	—	3,451.7	3,694.5
Assets held for sale	3,374.5	—	1.5
Financing and leasing assets	3,374.5	3,451.7	3,696.0
Total financing and leasing assets	$36,042.5	$35,522.0	$33,905.7

INVESTMENT SECURITIES
Short-term investments	$1,461.0	$1,407.3	$750.3
Other debt and equity investments	1,169.7	1,091.6	315.2
Total investment securities	$2,630.7	$2,498.9	$1,065.5

OTHER ASSETS
Deposits on commercial aerospace equipment	$831.3	$693.0	$615.3
Deferred costs, including debt related costs	158.5	153.0	172.2
Tax receivables, other than income taxes	132.2	110.0	81.7
Executive retirement plan and deferred compensation	101.3	100.4	109.7
Accrued interest and dividends	96.8	94.1	93.9
Furniture and fixtures	85.3	84.9	75.4
Prepaid expenses	64.3	63.4	73.8
Other counterparty receivables	45.9	57.0	115.7
Other	190.7	224.7	225.8
Total other assets	$1,706.3	$1,580.5	$1,563.5

14

CIT GROUP INC. AND SUBSIDIARIES

(dollars in millions)

CREDIT METRICS
	Quarters Ended						Years Ended December 31,
Gross Charge-offs To Average Finance Receivables	December 31, 2013		September 30, 2013		December 31, 2012		2013		2012
Corporate Finance(3)	$1.2	0.05%	$9.1	0.40%	$16.2	0.82%	$44.8	0.50%	$52.7	0.70%
Transportation Finance	—	—	1.2	0.23%	—	—	4.5	0.23%	11.7	0.69%
Trade Finance	2.1	0.36%	0.7	0.13%	2.0	0.33%	4.4	0.19%	8.6	0.36%
Vendor Finance(4)	26.3	2.18%	25.6	2.07%	15.9	1.36%	84.9	1.74%	67.8	1.49%
Commercial Segments	29.6	0.64%	36.6	0.80%	34.1	0.81%	138.6	0.76%	140.8	0.87%
Consumer	—	—	—	—	—	—	—	—	1.0	0.02%
Total	$29.6	0.54%	$36.6	0.67%	$34.1	0.67%	$138.6	0.64%	$141.8	0.70%

Net Charge-offs To Average Finance Receivables(1)
Corporate Finance(3)	$(5.3)	(0.23%)	$8.9	0.39%	$14.2	0.72%	$27.3	0.30%	$32.4	0.43%
Transportation Finance	—	—	0.1	0.01%	—	—	2.5	0.13%	11.7	0.69%
Trade Finance	(0.4)	(0.06%)	(0.7)	(0.12%)	(1.8)	(0.31)%	(3.4)	(0.14%)	0.8	0.03%
Vendor Finance(4)	20.7	1.72%	18.8	1.52%	5.0	0.43%	54.3	1.12%	28.8	0.63%
Commercial Segments	15.0	0.32%	27.1	0.59%	17.4	0.41%	80.7	0.44%	73.7	0.46%
Consumer	—	—	—	—	—	—	—	—	0.5	0.01%
Total	$15.0	0.27%	$27.1	0.50%	$17.4	0.34%	$80.7	0.37%	$74.2	0.37%

Non-accruing Loans To Finance Receivables(2)	December 31, 2013		September 30, 2013		December 31, 2012
Corporate Finance	$126.7	1.34%	$155.4	1.68%	$211.9	2.59%
Transportation Finance	14.3	0.66%	—	—	40.5	2.18%
Trade Finance	4.2	0.19%	6.6	0.29%	6.0	0.26%
Vendor Finance	95.5	2.02%	96.3	1.98%	71.8	1.49%
Commercial Segments	240.7	1.29%	258.3	1.41%	330.2	1.93%
Consumer	—	—	—	—	1.6	0.04%
Total	$240.7	1.29%	$258.3	1.18%	$331.8	1.59%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses					Allowance for Loan Losses
	Quarters Ended
	December 31,	September 30,	December 31,	Years Ended December 31,		December 31,	September 30,	December 31,
	2013	2013	2012	2013	2012	2013	2013	2012
Specific allowance - commercial impaired loans	$(3.5)	$(9.0)	$(10.3)	$(14.8)	$(9.4)	$30.4	$33.9	$45.2
Non-specific allowance - commercial	2.9	(1.7)	(7.0)	(1.0)	(13.2)	325.7	322.2	334.1
Net charge-offs - commercial(1)	15.0	27.1	17.4	80.7	73.7	—	—	—
Net charge-offs - consumer(1)	—	—	—	—	0.5	—	—	—
Totals	$14.4	$16.4	$0.1	$64.9	$51.6	$356.1	$356.1	$379.3

Allowance for loan losses as a percentage of total loans						1.91%	1.63%	1.82%
Allowance for loan losses as a percentage of commercial loans						1.91%	1.94%	2.21%

1) Net charge-offs do not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale recorded in Other Income.

2) Non-accrual loans include loans held for sale.

3) Charge-offs for the quarters ended December 31 and September 30, 2013 included approximately $1 million and $5 million, respectively, related to the transfer of receivables to assets held for sale and the year ended December 31, 2013 included $28 million.

4) Charge-offs for the quarters ended December 31 and September 30, 2013 included approximately $4 million and $7 million, repectively, related to the transfer of receivables to assets held for sale and the year ended December 31, 2013 included $11 million.

15

CIT GROUP INC. AND SUBSIDIARIES

SEGMENT RESULTS

(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Corporate
	Finance	Finance	Finance	Finance	Segments	Consumer	and Other	Consolidated
Quarter Ended December 31, 2013
Total interest income	$126.3	$39.4	$12.6	$123.4	$301.7	$31.3	$5.0	$338.0
Total interest expense	(59.9)	(130.3)	(5.5)	(53.3)	(249.0)	(19.2)	(18.5)	(286.7)
Provision for credit losses	5.5	(3.9)	2.7	(18.6)	(14.3)	—	(0.1)	(14.4)
Rental income on operating leases	5.0	392.3	—	34.6	431.9	—	—	431.9
Other income	66.2	7.1	34.7	18.0	126.0	0.4	1.5	127.9
Depreciation on operating lease equipment	(2.9)	(118.2)	—	(24.8)	(145.9)	—	—	(145.9)
Operating expenses	(59.3)	(53.9)	(28.4)	(74.3)	(215.9)	(4.9)	(66.7)	(287.5)
Income (loss) before provision for income taxes	$80.9	$132.5	$16.1	$5.0	$234.5	$7.6	$(78.8)	$163.3
Funded new business volume	$1,266.1	$1,165.0	$—	$711.4	$3,142.5	$—	$—	$3,142.5
Average Earning Assets	$9,839.5	$14,625.2	$936.0	$5,350.0	$30,750.7	$3,417.8	$—	$34,168.5
Average Finance Receivables	$9,332.5	$2,056.7	$2,339.4	$4,831.6	$18,560.2	$3,417.8	$—	$21,978.0
Quarter Ended September 30, 2013
Total interest income	$126.0	$37.4	$13.1	$124.5	$301.0	$31.9	$4.5	$337.4
Total interest expense	(58.3)	(126.0)	(6.1)	(53.1)	(243.5)	(21.3)	(13.2)	(278.0)
Provision for credit losses	(4.4)	0.7	0.8	(13.5)	(16.4)	—	—	(16.4)
Rental income on operating leases	4.8	381.5	—	54.8	441.1	—	—	441.1
Other income	28.7	29.5	38.2	5.5	101.9	0.2	2.7	104.8
Depreciation on operating lease equipment	(2.7)	(113.4)	—	(26.9)	(143.0)	—	—	(143.0)
Operating expenses	(57.6)	(49.0)	(28.5)	(83.1)	(218.2)	(5.7)	(8.3)	(232.2)
Income (loss) before provision for income taxes	$36.5	$160.7	$17.5	$8.2	$222.9	$5.1	$(14.3)	$213.7
Funded new business volume	$1,081.4	$732.8	$—	$761.2	$2,575.4	$—	$—	$2,575.4
Average Earning Assets	$9,621.4	$14,204.2	$955.3	$5,630.0	$30,410.9	$3,493.9	$—	$33,904.8
Average Finance Receivables	$9,119.8	$1,996.7	$2,322.6	$4,948.4	$18,387.5	$3,493.9	$—	$21,881.4
Quarter Ended December 31, 2012
Total interest income	$136.6	$31.6	$14.0	$133.2	$315.4	$36.0	$5.6	$357.0
Total interest expense	(68.6)	(111.8)	(5.8)	(54.2)	(240.4)	(96.8)	(29.4)	(366.6)
Provision for credit losses	1.1	(1.4)	6.8	(6.4)	0.1	(0.2)	—	(0.1)
Rental income on operating leases	2.1	390.6	—	59.3	452.0	—	—	452.0
Other income	84.7	10.9	35.4	20.2	151.2	19.2	1.3	171.7
Depreciation on operating lease equipment	(1.0)	(103.4)	—	(25.9)	(130.3)	—	—	(130.3)
Operating expenses / loss on debt extinguishments	(50.1)	(47.6)	(29.2)	(79.4)	(206.3)	(9.1)	(16.5)	(231.9)
Income (loss) before provision for income taxes	$104.8	$168.9	$21.2	$46.8	$341.7	$(50.9)	$(39.0)	$251.8
Funded new business volume	$1,466.1	$723.8	$—	$867.5	$3,057.4	$—	$—	$3,057.4
Average Earning Assets	$8,033.2	$14,028.7	$996.0	$5,292.3	$28,350.2	$3,994.1	$—	$32,344.3
Average Finance Receivables	$7,937.8	$1,796.2	$2,375.2	$4,679.3	$16,788.5	$3,721.0	$—	$20,509.5
Year Ended December 31, 2013
Total interest income	$525.1	$145.9	$54.9	$509.0	$1,234.9	$130.7	$17.2	$1,382.8
Total interest expense	(244.6)	(510.4)	(26.2)	(219.4)	(1,000.6)	(77.2)	(60.2)	(1,138.0)
Provision for credit losses	(19.0)	1.0	4.4	(51.3)	(64.9)	—	—	(64.9)
Rental income on operating leases	18.0	1,546.9	—	205.4	1,770.3	—	—	1,770.3
Other income	147.8	77.0	138.2	11.3	374.3	0.9	6.9	382.1
Depreciation on operating lease equipment	(10.3)	(459.4)	—	(103.8)	(573.5)	—	—	(573.5)
Operating expenses	(233.2)	(200.6)	(115.7)	(327.9)	(877.4)	(23.4)	(83.9)	(984.7)
Income (loss) before provision for income taxes	$183.8	$600.4	$55.6	$23.3	$863.1	$31.0	$(120.0)	$774.1
Funded new business volume	$4,633.3	$2,937.5	$—	$2,965.1	$10,535.9	$—	$—	$10,535.9
Average Earning Assets	$9,317.8	$14,324.7	$1,003.7	$5,471.6	$30,117.8	$3,531.8	$—	$33,649.6
Average Finance Receivables	$9,038.6	$1,977.5	$2,358.2	$4,869.0	$18,243.3	$3,531.4	$—	$21,774.7
Year Ended December 31, 2012
Total interest income	$623.6	$135.2	$57.6	$553.5	$1,369.9	$179.6	$19.6	$1,569.1
Total interest expense	(564.6)	(1,233.5)	(80.0)	(473.6)	(2,351.7)	(231.7)	(314.0)	(2,897.4)
Provision for credit losses	(7.3)	(18.0)	0.9	(26.5)	(50.9)	(0.7)	—	(51.6)
Rental income on operating leases	8.9	1,536.6	—	239.1	1,784.6	—	—	1,784.6
Other income	387.9	56.3	144.0	27.6	615.8	40.3	(3.0)	653.1
Depreciation on operating lease equipment	(4.3)	(419.7)	—	(109.2)	(533.2)	—	—	(533.2)
Operating expenses / loss on debt extinguishments	(244.0)	(179.6)	(118.4)	(318.8)	(860.8)	(39.5)	(79.1)	(979.4)
Income (loss) before provision for income taxes	$200.2	$(122.7)	$4.1	$(107.9)	$(26.3)	$(52.0)	$(376.5)	$(454.8)
Funded new business volume	$4,377.0	$2,216.3	$—	$3,006.9	$9,600.2	$—	$—	$9,600.2
Average Earning Assets	$7,617.2	$13,760.7	$1,087.9	$5,136.0	$27,601.8	$4,920.2	$—	$32,522.0
Average Finance Receivables	$7,510.3	$1,706.4	$2,356.6	$4,540.3	$16,113.6	$4,194.3	$—	$20,307.9

16

CIT GROUP INC. AND SUBSIDIARIES

NON-GAAP DISCLOSURES

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Years Ended
Total Net Revenues(1)	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012
Interest income	$338.0	$337.4	$357.0	$1,382.8	$1,569.1
Rental income on operating leases	431.9	441.1	452.0	1,770.3	1,784.6
Finance revenue	769.9	778.5	809.0	3,153.1	3,353.7
Interest expense	(286.7)	(278.0)	(366.6)	(1,138.0)	(2,897.4)
Depreciation on operating lease equipment	(145.9)	(143.0)	(130.3)	(573.5)	(533.2)
Net finance revenue	337.3	357.5	312.1	1,441.6	(76.9)
Other income	127.9	104.8	171.7	382.1	653.1
Total net revenues	$465.2	$462.3	$483.8	$1,823.7	$576.2

Net Operating Lease Revenues(2)
Rental income on operating leases	$431.9	$441.1	$452.0	$1,770.3	$1,784.6
Depreciation on operating lease equipment	(145.9)	(143.0)	(130.3)	(573.5)	(533.2)
Net operating lease revenue	$286.0	$298.1	$321.7	$1,196.8	$1,251.4

	Quarters Ended
Net Finance Revenue as a % of Average Earning Assets(3)	December 31, 2013		September 30, 2013		December 31, 2012
Net finance revenue	$337.3	3.95%	$357.5	4.22%	$312.1	3.86%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	9.8	0.11%	—	—	135.2	1.67%
Accelerated original issue discount on debt extinguishments related to the GSI facility	(5.2)	(0.06%)	—	—	(52.6)	(0.65%)
Adjusted net finance revenue	$341.9	4.00%	$357.5	4.22%	$394.7	4.88%

	Years Ended December 31,
	2013		2012
Net finance revenue	$1,441.6	4.28%	$(76.9)	(0.24%)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	35.7	0.11%	1,450.9	4.46%
Accelerated original issue discount on debt extinguishments related to the GSI facility	(5.2)	(0.02%)	(52.6)	(0.16%)
Adjusted net finance revenue	$1,472.1	4.37%	$1,321.4	4.06%

	Quarters Ended
Operating Expenses	December 31,	September 30,	December 31,	Years Ended December 31,
	2013	2013	2012	2013	2012
Operating expenses	$(287.5)	$(232.2)	$(231.9)	$(984.7)	$(918.2)
Provision for severance and facilities exiting activities	18.5	3.2	11.7	36.9	22.7
Operating expenses excluding restructuring costs	$(269.0)	$(229.0)	$(220.2)	$(947.8)	$(895.5)

Impacts of FSA Accretion and Debt-related Transaction Costs on Pre-tax Income (Loss)	Corporate	Transportation	Trade	Vendor		Corporate
	Finance	Finance	Finance	Finance	Consumer	and Other	Total
Quarter Ended December 31, 2013
Pre-tax income/(loss) – reported	$80.9	$132.5	$16.1	$5.0	$7.6	$(78.8)	$163.3
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	9.8	—	—	—	—	—	9.8
Accelerated original issue discount on debt extinguishments related to the GSI facility	(5.2)	—	—	—	—	—	(5.2)
Pre-tax income (loss) – excluding debt redemptions	$85.5	$132.5	$16.1	$5.0	$7.6	$(78.8)	$167.9
Quarter Ended September 30, 2013
Pre-tax income/(loss) – reported	$36.5	$160.7	$17.5	$8.2	$5.1	$(14.3)	$213.7
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	—	—	—	—	—	—	—
Pre-tax income (loss) – excluding debt redemptions	$36.5	$160.7	$17.5	$8.2	$5.1	$(14.3)	$213.7
Quarter Ended December 31, 2012
Pre-tax income/(loss) – reported	$104.8	$168.9	$21.2	$46.8	$(50.9)	$(39.0)	$251.8
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	1.3	9.7	0.3	1.1	121.5	1.3	135.2
Accelerated original issue discount on debt extinguishments related to the GSI facility	—	(6.9)	—	—	(45.7)	—	(52.6)
Pre-tax income (loss) – excluding debt redemptions	$106.1	$171.7	$21.5	$47.9	$24.9	$(37.7)	$334.4
Year Ended December 31, 2013
Pre-tax income/(loss) – reported	$183.8	$600.4	$55.6	$23.3	$31.0	$(120.0)	$774.1
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	14.0	14.5	1.1	4.0	1.0	1.1	35.7
Accelerated original issue discount on debt extinguishments related to the GSI facility	(5.2)	—	—	—	—	—	(5.2)
Pre-tax income (loss) – excluding debt redemptions	$192.6	$614.9	$56.7	$27.3	$32.0	$(118.9)	$804.6
Year Ended December 31, 2012
Pre-tax income/(loss) – reported	$200.2	$(122.7)	$4.1	$(107.9)	$(52.0)	$(376.5)	$(454.8)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	222.2	647.1	46.4	198.2	156.0	181.0	1,450.9
Accelerated original issue discount on debt extinguishments related to the GSI facility\	—	(6.9)	—	—	(45.7)		(52.6)
Debt related – loss on debt extinguishments	—	—	—	—	—	61.2	61.2
Pre-tax income (loss) – excluding debt redemptions	$422.4	$517.5	$50.5	$90.3	$58.3	$(134.3)	$1,004.7

	December 31,	September 30,	December 31,
Earning Assets(3)	2013	2013	2012
Loans	$18,629.2	$21,822.7	$20,847.6
Operating lease equipment, net	13,035.4	12,577.1	12,411.7
Assets held for sale	4,377.9	1,122.2	646.4
Credit balances of factoring clients	(1,336.1)	(1,278.4)	(1,256.5)
Total earning assets	$34,706.4	$34,243.6	$32,649.2
Commercial earning assets	$31,331.9	$30,791.9	$28,953.2

Tangible Book Value
Total common stockholders' equity	$8,838.8	$8,845.0	$8,334.8
Less: Goodwill	(334.6)	(338.3)	(345.9)
Intangible assets	(20.3)	(22.4)	(31.9)
Tangible book value	$8,483.9	$8,484.3	$7,957.0

(1) Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2) Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment. Total net operating lease revenues are used by management to monitor portfolio performance.

(3) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.